Exhibit 14.2

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Financial Statements” and to the incorporation by reference in this Registration Statement (Form N-14) of Kayne Anderson Energy Infrastructure Fund, Inc. of our report dated February 23, 2021 on the financial statements and financial highlights of Fiduciary/Claymore Energy Infrastructure Fund included in its November 30, 2020 Annual Report to Shareholders on Form N-CSR.

/s/ Ernst & Young LLP

Tysons, Virginia

October 22, 2021